Exhibit 99.1

Contact:
URS Corporation	Citigate Sard Verbinnen
Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700

H. THOMAS HICKS JOINS URS AS VICE PRESIDENT, FINANCE

Chief Financial Officer Kent P. Ainsworth to Retire in February 2006
and be Succeeded by Mr. Hicks

Reed N. Brimhall Promoted to Chief Accounting Officer

     SAN FRANCISCO, CA – May 31, 2005 – URS Corporation (NYSE: URS) today announced that H. Thomas Hicks will join the Company as Vice President, Finance. In addition, the Company announced that Kent P. Ainsworth, Executive Vice President & Chief Financial Officer of URS, will retire from his duties as a Company officer effective February 28, 2006, after 15 years with the Company. Upon Mr. Ainsworth’s retirement, URS will name Mr. Hicks as Chief Financial Officer. Mr. Ainsworth will continue to be employed as a senior advisor to URS through February 2008.

     URS also announced that in addition to his current duties as Vice President, Corporate Controller, Reed N. Brimhall has been promoted to the position of Chief Accounting Officer. Mr. Brimhall will assume his new duties immediately, and the appointment of Mr. Hicks will be effective on September 3, 2005.

     Mr. Hicks currently serves as a Managing Director with Merrill Lynch Investment Banking, with responsibility for the Engineering & Construction, Information Services, Aerospace and Defense sectors. Prior to joining Merrill Lynch in 1997, Mr. Hicks held high-level finance positions at Litton Industries and Science Applications International Corporation.

     Martin M. Koffel, URS Chairman and CEO, said: “We are delighted to welcome Tom Hicks to URS. He has strong operating experience at the corporate level and a solid understanding of the financial characteristics of our industry. The perspective he has gained from his experiences at SAIC and Litton, as well as from his most recent position at Merrill Lynch, will be invaluable to us as we continue to build URS. Based on our work with Tom, his understanding of our Company and his strong overall track record, we are confident that he will be a valuable addition to our management team.”

     “We also want to congratulate Reed on his promotion to Chief Accounting Officer. Over the past two years, Reed has been instrumental in several of the Company’s most important initiatives, including our ERP conversion, our deleveraging program and the change in our fiscal year. He has also led our Sarbanes-Oxley compliance program. His efforts have benefited the Company and our shareholders, and we are very pleased that he will have an expanded role with URS.”

     Mr. Koffel continued: “On behalf of the Board of Directors, our shareholders and all URS employees, I want to thank Kent for his invaluable contributions to the Company. When Kent joined URS in 1991, the Company was a small, regional engineering firm with approximately $100 million in annual revenues and fewer than 1,000 employees. Today, we are one of the largest engineering design firms in the world, with annual revenues of over $3.3 billion, more than 27,800 employees and a market capitalization exceeding $1.5 billion. Kent has been a true partner to me in building URS over the past 15 years and I am personally grateful to him. The timing of his announcement, and his commitment to continue serving as an active advisor to the Company in the future, will ensure a seamless transition in our finance area as we continue to build URS.”

     Mr. Ainsworth said: “I have enjoyed being a part of URS and am proud of the Company we’ve built. URS’ financial position has never been stronger and we are strategically positioned in each of our key markets. At the same time, it has been one of my personal goals to retire at the age of 60. With that goal in mind, it is the logical time to announce and begin preparing for my succession. I have great confidence in Tom and Reed and look forward to working with them both to ensure a smooth transition.”

Background on H. Thomas Hicks

     H. Thomas Hicks is a senior finance executive with extensive experience in corporate finance, M&A and investor relations. He has hands-on experience in financial planning and analysis, financial reporting and financial controls as well as extensive experience in the capital markets. As Managing Director in the Los Angeles Office of Merrill Lynch Investment Banking, Mr. Hicks has advised leading companies, including URS, in the Aerospace, Defense, Information Services and Engineering and Construction industries on numerous M&A, debt and equity capital market transactions. Prior to joining Merrill Lynch in 1997, Mr. Hicks was Vice President, Corporate Development, at Litton Industries, where he led all strategy and M&A activities, including the implementation of a strategic growth initiative that resulted in the creation of a $1.5 billion information technology segment at Litton. He also was a member of the company’s Pension Investment Management Committee, which oversaw Litton’s $3 billion pension fund.

     From 1978 through 1994, Mr. Hicks held high-level finance positions with Science Applications International Corporation, including Vice President, Finance and Administration; Corporate Vice President, Finance; and Corporate Vice President, Mergers and Acquisitions. Earlier in his career, he served as Director of Finance and Administration at Computer Sciences Corporation and Controller of CSC’s International Division. Mr. Hicks has a B.S. degree in Commerce from the University of Virginia.

Background on Reed Brimhall

     Reed N. Brimhall joined URS as Vice President, Corporate Controller, in May 2003. He has been responsible for all accounting, external reporting, budgeting and government compliance functions. Prior to joining URS, Mr. Brimhall was Senior Vice President & Controller of Washington Group International, Inc., where he was responsible for all aspects of accounting and financial reporting for the company, including the negotiation of cost issues on federal contracts under the Federal Acquisition Regulation and U.S. Cost Accounting Standards. Prior to that, he held the positions of Vice President – Government Accounting and Internal Audit at Washington Group International; Corporate Controller and Corporate Secretary at

     Scientech, Inc.; and Senior Associate Dean for Finance & Administration at Stanford University Medical School.

     Mr. Brimhall, a Certified Public Accountant, received a B.B.A. degree in Accounting from Idaho State University. He has served as a member of a U.S. Department of Defense Accounting Policies Working Group responsible for designing modifications to federal regulations regarding the allocation of costs on federal contracts with institutions of higher education.

About URS

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 27,800 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).

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